Code of Ethics

Sapient Capital, LLC
Effective Date: May 14, 2024

CONFIDENTIAL – NOT TO BE DISTRIBUTED OUTSIDE THE FIRM

This Code of Ethics is the property of Sapient Capital, LLC
and its contents are confidential and may not be distributed to persons outside the Advisor without the prior written approval of the Chief Compliance Officer.

Using this Manual
Each Supervised Person of Sapient Capital, LLC must read and understand this Code of Ethics and comply with all of the policies and procedures herein.

Table of Contents

This Code of Ethics is the property of Sapient Capital, LLC	1
and its contents are confidential and may not be distributed to persons outside the Advisor without the prior written approval of the Chief Compliance Officer.	1
1. Background	4
Supervised Persons of the Advisor are bound by the provisions of the CoE and shall be required to periodically certify their understanding and willingness to comply with the CoE.	4
Key Definitions	4
2. Individuals Covered by the CoE	4
3. Standards of Business Conduct	4
Client Interests	5
Conflicts of Interest	5
Advisor and Client Opportunities	5
Treating All Clients Fairly	5
Guarantees	5
Confidential Information	5
Fair Dealing	5
Client Complaints	6
Personal Trading	6
4. Duty of Confidentiality	6
5. Gifts and Entertainment	6
Business Entertainment vs. Business Gifts	6
Prohibitions	7
Key Definitions	7
6. Outside Business Activities and Outside Business Investments	7
Outside Business Activities	7
Outside Business Investments	8
Key Definitions	8
7. Political Contributions	9
In addition, the Advisor is prohibited from accepting a government entity as a Client within two (2) years after a contribution is made, above the de minimis amount noted above, to an official of the government entity by the Advisor or its Supervised Persons. This includes government entities receiving contributions by individuals that become Supervised Persons of the Advisor within two years of the individual making the contribution (i.e., contributions before employment). Political Contributions will be reviewed prior to entering into an agreement with a government entity or an individual that holds public office.
9
Key Definition	10
8. Insider Trading	10
Sources of Information	10
Disclosure of Conflict of Interest & Tracking of Restricted Securities	10
Penalties	11
Key Definitions	11
9. Personal Securities Transactions	11
Key Definitions	13
10. Required Reports, Certifications, and Disclosures	13
11. Reporting Violations	14
12. Sanctions	15
13. Review of Compliance Reports on the Code of Ethics	15
14. Books & Records	15

Sapient Capital - COE (ver.3.2-2024)

15. Exceptions to the Code of Ethics	15
16. Certification of the Code of Ethics	15

Sapient Capital - COE (ver.3.2-2024)

1.Background
The Code of Ethics (“CoE”) of Sapient Capital, LLC (“Sapient” or the “Advisor”) defines the fiduciary commitment to each natural or legal person Sapient provides investment advisory services to (each such person, a “Client”) and sets forth the standard of business conduct for the Advisor and its owners, employees, independent contractors and other insiders (each a “Supervised Person”).

The CoE has been adopted in compliance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and other applicable state and federal regulations (collectively, the “Securities Laws”).

Supervised Persons of the Advisor are bound by the provisions of the CoE and shall be required to periodically certify their understanding and willingness to comply with the CoE.
Throughout the CoE there are references to various disclosure forms and resources which are made available through AdvisorCloud360®, and AdvisorTrade (powered by MyComplianceOffice) the Advisor’s compliance repositories.

Key Definitions
The following definitions are integral to the understanding of the CoE. Additional terms are defined throughout the CoE.

Supervised Person. A Supervised Person means any of the Advisor’s natural person owners, employees, independent contractors and other insiders (or other persons occupying a similar status or performing similar functions), ALL employees, and/or any other person who provides investment advice on behalf of the Advisor and is subject to supervision and control of the Advisor, or any person maintaining an email address through the Advisor’s system (unless otherwise determined by the CCO).

Access Person. Any Supervised Person that has “access” to nonpublic information regarding the purchase or sale of securities for any Client. Any Supervised Person that is an Investment Advisor Representative (“IAR”) of the Advisor must be classified as an Access Person due to access to Client information.

AdvisorCloud360®. A compliance engine administered by AdvisorAssist, LLC. AdvisorCloud360® will be utilized to access various disclosure forms including disclosures related to Gifts and Entertainment, Political Contributions, Outside Business Activities, and Outside Business Investments.

AdvisorTrade
A personal securities trading management software administered by AdvisorAssist, LLC. AdvisorTrade is a repository for information related to personal accounts, including holdings and transaction information. Additionally, AdvisorTrade will provide access to the Advisor’s current Restricted Securities List.

2.Individuals Covered by the CoE
The Advisor has determined that all Supervised Persons are also Access Persons based on the Advisor's business model and their access to Client information.

3.Standards of Business Conduct
The CoE is based on the overriding principle that the Advisor is a fiduciary to every Client and must act in the best interests of its Clients at all times. The confidence and trust placed in the Advisor by each Client is something the Advisor must value and endeavor to protect. Accordingly, the Advisor has adopted this CoE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative acts or practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves in accordance with the following tenets:

Sapient Capital - COE (ver.3.2-2024)

Client Interests
Client interests must always take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of its Clients ahead of their own personal interests and those of the Advisor.

Conflicts of Interest
Supervised Persons must not take advantage of the trust that Clients have placed in them or in the Advisor. The Advisor should make every attempt to avoid conflicts of interest (or even the appearance of conflicts of interest). The Advisor and its Supervised Persons should ensure situations that present an actual or perceived conflict of interest are properly disclosed and clarify how such conflict is mitigated. The Advisor and its Supervised Persons must avoid situations that might be interpreted as an impropriety or a compromise to their fulfillment of their duties and responsibilities to Clients.

Advisor and Client Opportunities
Supervised Persons are prohibited from taking personal advantage of an opportunity properly belonging to the Advisor or its Clients. Supervised Persons are required to advance the interests of the Advisor when a Supervised Person becomes aware of a financial opportunity as a result of that person’s relationship with the Advisor, or through the use of the Advisor’s property. No Supervised Person may take for themselves an opportunity for the sale or purchase of goods and services, or interests that belongs to the Advisor without the prior written approval of the Chief Compliance Officer (“CCO”). If a Supervised Person is presented with an investment opportunity in their capacity as a representative of the Advisor, the Supervised Person may personally invest only if such investment does not disadvantage clients or the Advisor. Any such investments with (the appearance of) a conflict of interest will be presented to and reviewed by the CCO.
Treating All Clients Fairly
Neither the Advisor nor its Supervised Persons shall favor the interests of any Client(s) over those of another. In particular, they will not favor large accounts over small accounts, or personal or family accounts over the accounts of other Clients. Although it may not be possible to treat each Client identically in every transaction, no Client or group of Clients will be disadvantaged to benefit another Client or group of Clients.

Guarantees
No Supervised Person shall warrant or guarantee the future value of or return on a security or other investment. In addition, no Supervised Person shall warrant or guarantee the success or profitability of investment advice that the Advisor renders or of a trading strategy that the Advisor employs.

Confidential Information
Supervised Persons may be in a position to know about Clients’ identities, investment objectives, funding levels, and future plans as well as information about the transactions that the Advisor implements on their behalf and the securities holdings, if any, in their accounts. All of this information is considered confidential and must not be shared with persons outside the Advisor, such as vendors, family members, or market participants, unless specifically permitted. Without limiting the generality of the foregoing, Supervised Persons shall not share specific information relating to the Advisor’s investment activities with an unaffiliated third party without prior written permission from the CCO to do so.
Fair Dealing
The Advisor is committed to dealing fairly with its Clients, vendors, competitors, and Supervised Persons. No Supervised Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information, or misrepresentation of any material fact.

Sapient Capital - COE (ver.3.2-2024)

Client Complaints
Supervised Persons are prohibited from making any payments or account adjustments to Client accounts in order to resolve a Client complaint, without the prior written approval of the CCO. All Client complaints must be promptly reported to the CCO. Please refer to the Advisor’s Compliance Manual for further details on policies and procedures regarding Client complaints.

Personal Trading
Even where there is no misuse of material nonpublic information (“MNPI”), the purchase or sale of securities by the Advisor or its Access Persons for their own accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated to render investment advice to its Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts. Therefore, Access Persons must conduct any personal securities trading in a manner that avoids not only actual improprieties, but also the appearance of impropriety. In order to achieve these goals, Access Persons must strictly comply with the requirements in the CoE regarding personal trading.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to specific behavior discussed explicitly in the CoE.

4.Duty of Confidentiality
As Supervised Persons may come in contact with nonpublic information, they must, at all times, keep confidential any nonpublic information that they may encounter as a result of their duties and responsibilities with the Advisor. This includes, but is not limited to, information concerning Clients or prospective clients, including their identities, investments, and/or account activity. This also includes any recommendations to and actions performed on behalf of Clients, except communications with third parties in the ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving written approval. Supervised Persons should be diligent in ensuring that information is not released and that it is also protected from unlawful or inappropriate third-party access. See Item 9 for additional information.
Nothing in this Duty of Confidentiality precludes a Supervised Person from reporting any potential violations of the Advisor’s policies and procedures and applicable laws, including the policies described in this CoE. Please refer to the Advisor’s Compliance Manual for details on the Advisor’s Whistleblower policy.

5.Gifts and Entertainment
Supervised Persons must not offer, give, solicit, or accept, in the course of business, any inducements which may lead to conflicts of interest.

Due to the various relationships the Advisor may have with its Clients, vendors and other entities, Supervised Persons generally must not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures. Gifts or entertainment of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Advisor. Gifts of nominal value, as defined below, are generally acceptable.
Business Entertainment vs. Business Gifts
Business Entertainment. Entertainment is when a representative of the Advisor is in attendance at an event with a Client and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest. Reasonable and customary business entertainment, such as a periodic dinner, a ticket to a sporting event, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. Events that do not meet the definitions above are to be declined and reported to the CCO. If the individual or firm providing the entertainment is not present, the Advisor considers the event to be a “gift” (as defined below).

Sapient Capital - COE (ver.3.2-2024)

Business Gifts. Gifts of nominal value (generally, up to $1,000 per individual per year) are appropriate. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel are excluded from these requirements, as long as such items do not otherwise conflict with the policies herein. Gifts of extraordinary or extravagant nature to a Supervised Person are to be declined or returned.
A relaxation of, or exemption from, these limits may only be granted by the CCO. The CCO or its delegate shall maintain a log of all gifts and entertainment given or received in the course of business, except for any de minimis gifts or entertainment. All gifts and entertainment above the de minimis limit ($200) must be reported to the CCO promptly via AdvisorCloud360®.

Prohibitions
Supervised Persons of the Advisor must not:
•Solicit any Gift or Entertainment;
•Accept cash, or a gift certificate valued more significant than the de minimis value, as noted below;
•Accept any form of loan from a Client;
•Accept any Gift or Entertainment that might influence an investment decision or that might make the Supervised Person feel beholden to any person or firm;
•Accept any Business Gift or Entertainment on a standing, recurring or ongoing basis; or
•Receive Business Gifts above the de minimis limit at home.
Key Definitions
Entertainment. An event (e.g. a dining or social event) is considered entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest.
Inducements. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. De minimis gifts and entertainment are defined as any gift or entertainment with an estimated value under $200. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

6.Outside Business Activities and Outside Business Investments
Any and all business activities and investments aside from one’s role as a Supervised Person of the Advisor must be approved in advance by the CCO.

PLEASE NOTE: The Advisor differentiates between an Outside Business Activity (“OBA”) and an Outside Business Investment (“OBI”). Please carefully review the Advisor’s definitions below.

Outside Business Activities
Any and all OBAs outside one’s role as a Supervised Person of the Advisor, require the completion of an OBA Disclosure Form via AdvisorCloud360® and prior approval from the CCO before engaging or starting with the OBA. The CCO will determine if the activities interfere with any of the Supervised Person’s responsibilities with the Advisor and address any conflicts of interests. The Supervised Person must notify the CCO when an OBA is no longer active.

The OBA Disclosure Form will provide the following information to the CCO:
(1)the name and address of the outside business organization;
(2)a description of the business of the organization;
(3)compensation and ownership, if any, to be received;
(4)a description of the activities to be performed; and

Sapient Capital - COE (ver.3.2-2024)

(5)the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. If there is any perceived or actual conflict of interest, the CCO will manage this on the Advisor’s Conflicts of Interest Log. In addition, on an annual basis, all Supervised Persons will be required to complete an OBA Certification. Finally, each Supervised Person is under a continuing obligation to report any updates of disclosed OBAs on their Form U4 and Form ADV Part 2B (“Brochure Supplement”).
Outside Business Investments
Any and all investments in outside businesses (i.e., a non-publicly traded business, corporation, or partnership, including passive investments in private companies), aside from one’s investments in securities that are held at a qualified custodian or in pooled investment vehicles, require the completion of an OBI Disclosure Form via AdvisorCloud360® and prior approval from the CCO before investing in any OBI so that a determination may be made that the investment will not create any conflicts of interest with the Advisor or its Clients. The Supervised Person must also notify the CCO when an OBI is terminated.
The OBI Disclosure Form will provide the following information to the CCO:
(1)the legal name and mailing address of the outside investment opportunity;
(2)the type of investment (i.e., non-publicly traded business, partnership, etc.);
(3)a description of the business of the organization; and
(4)compensation and ownership, if any, to be received.
Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. If there is any perceived or actual conflict of interest, the CCO will manage this on the Advisor’s Conflicts Log. Finally, each Supervised Person that is an Investment Advisor Representative is under a continuing obligation to report any updates or discrepancies of disclosed OBIs on their Form U4 and Brochure Supplement.

Key Definitions
Outside Business Activity. Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the Supervised Person and/or for the Advisor. Examples of OBAs include the following:
•Serving as a director, officer, general partner or trustee of, or as a consultant to, a business, corporation or partnership, including family-owned businesses and charitable, non-profit, and political organizations. This includes serving as a director of a publicly-traded company, serving as a general partner to a limited partnership, the managing member of a limited liability company, the trustee of a trust, or the executor of an estate if such limited partnership, limited liability company, trust, or estate is a Client of the Advisor;
•Serving as a registered representative of a broker-dealer or an insurance agent;
•Accepting a second job or part-time job of any kind, or engaging in another business outside of the duties relating to the Advisor; or
•Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust, or association, other than the Advisor, whether as a fee, commission, bonus, or other consideration such as stock, options, or warrants. This includes any public speaking or writing activities.
Outside Business Investments (“OBI”). Any monetary investment in any non-publicly traded business, corporation, or partnership, including passive investments in private companies. OBIs may create the appearance of or actual conflict of interest and must be monitored.

The following investments would NOT be deemed an OBI, but are subject to the Personal Securities Policy as presented in section 9 below:
•securities held at a qualified custodian; and
•limited offerings such as pooled investment vehicles.

Sapient Capital - COE (ver.3.2-2024)

7.Political Contributions

Rule 206(4)-5 of the Investment Advisers Act addresses the “Pay-to-Play” issues relating to relationships between investment advisory firms and political officials who have control over, or the ability to appoint someone to control, the investment decision-making for public pension plans. The rule limits the political contributions that advisors and their current and prospective employees can make. The rule requires advisors who do business with public pension plans to closely document and monitor all political contributions. The Advisor requires Supervised Persons to obtain approval prior to making various forms and amounts of contributions made by them or a member of their household.
The Advisor does not engage, as a matter of policy, in any advisory relationship where there is a requirement to compensate an unaffiliated third party in order to obtain the privilege to conduct business with a political entity or individual. These practices are commonly referred to as “Pay-to-Play” and are considered prohibited transactions under the Securities Laws and the Advisor’s policies. Pay-to-Play situations are typically equated with political contributions, but actually include ANY entity where such compensation arrangement exists.
The following political contributions are allowed:
•Make a contribution to an elected official or candidate for elective office of the federal government (unless, at the time of the contribution, the candidate is an elected official of a state or municipal government entity, in which case the limits listed below apply), subject to federal contribution limits as set by the U.S. federal government (for current limits, see https://www.fec.gov/help-candidates-and-committees/candidate- taking-receipts/contribution-limits/);
•Make a contribution to a federal, local or state political party in your individual capacity (subject to applicable state or local limitations), provided the contribution is not directed to an elected official or candidate for elective office of a state or municipal government entity;
•Make a contribution to a federal, local or state political action committee, provided that the contribution is not directed to an elected official or candidate for elective office of a state or municipal government entity;
•Where you are eligible to vote for the candidate, make a contribution, up to $350 in the aggregate with respect to a single election, to an elected official or candidate for elective office of a state or municipal government entity; or
•Where you are not eligible to vote for the candidate, make a contribution, up to $150 in the aggregate with respect to a single election, to an elected official or candidate for elective office of a state or municipal government entity.
Note: the term “political action committee” is not defined for the purposes of Rule 206(4)-5. The SEC may define this term more broadly than state and federal laws governing the registration of political action committees. Therefore, you should discuss with the CCO whether any group is a political action committee for purposes of complying with your obligations, even if the group is not registered as such.
Any political campaign support or activity performed by Supervised Persons of the Advisor must be in one’s individual, personal capacity and may not entangle the Advisor in any way. ALL political contributions within the above parameters and limits must be reported to the CCO via AdvisorCloud prior to making such contributions. ALL political contributions outside the above parameters and limits must be reported to the CCO via AdvisorCloud and approved by the CCO prior to making such contributions

In addition, the Advisor is prohibited from accepting a government entity as a Client within two (2) years after a contribution is made, above the de minimis amount noted above, to an official of the government entity by the Advisor or its Supervised Persons. This includes government entities receiving contributions by individuals that become Supervised Persons of the Advisor within two years of the individual making the contribution (i.e., contributions before employment). Political Contributions will be reviewed prior to entering into an agreement with a government entity or an individual that holds public office.

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Finally, any solicitors or third parties engaged by the Advisor will be required to disclose any solicitation activities involving Pay-to-Play arrangements or any activities involving government entities to the Advisor.

Key Definition
Political Contribution. A political contribution is defined as any gift, subscription, loan, advance, a deposit of money, or anything of value made to influence any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by a successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Supervised Persons on their own personal time are not treated as Contributions. However, all volunteer activities on behalf of a candidate or a campaign must be pre-cleared by the CCO as an Outside Business Activity.
8.Insider Trading

Supervised Persons may come into possession of MNPI, which is highly sensitive and confidential. The misuse of MNPI is illegal and violates Securities Laws and other regulatory requirements as well as, in most cases, contractual obligations of the Advisor.

The Advisor forbids any Supervised Person from trading, either personally or on behalf of others, on material nonpublic information (“MNPI”) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “insider trading.” If a Supervised Person comes into possession of MNPI, whether directly from a public company, from an insider at a public company who might also be a Client, or by any other means, they should contact the CCO immediately. The Supervised Person is strictly prohibited from disclosing either the potential MNPI or the possession of the potential MNPI to any other person.
Sources of Information
Advisors gain insight into investments from a variety of sources. Some Advisors may have access to individuals who are deemed to have unique expertise in specific industries/sectors. These individuals can include academics, scientists, engineers, doctors, lawyers, suppliers, and professional participants in the relevant industry, including in some cases, former employees of the company of interest. If appropriately used, access to these individuals can be a valuable and legitimate research tool that facilitates efficient access by Clients to persons with specialized and valued expertise.

To help reduce the risk of accidentally receiving MNPI, the Advisor or Supervised Persons shall begin discussions with any contacts by reviewing the scope and purpose of the contact’s role. Use of these specialized individuals should only be undertaken after these individuals are vetted.
Disclosure of Conflict of Interest & Tracking of Restricted Securities
As a fiduciary to Clients, Supervised Persons may encounter situations where there is the potential for a conflict of interest, such as having a personal relationship with an executive-level officer of a publicly traded company or through the possession of material non-public information ("MNPI") as described in the CoE.
These conflicts are primarily mitigated by restricting trading activity when in possession of, or even having the potential of being in possession of, MNPI; therefore it is critical that all Supervised Persons disclose potential security restrictions via email to the CCO for further review and analysis. Additionally, Supervised Persons have the ability to request the removal of a security from the restricted list via email to the CCO, with the inclusion of the

Sapient Capital - COE (ver.3.2-2024)

appropriate rationale. Periodically the CCO will review the Restricted List to ensure that all securities are still required to remain on the list.

Penalties
Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual benefited; and/or
•fine(s) for the Advisor and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.
Key Definitions
Insider Trading. The use of MNPI when engaging in securities transactions on behalf of the Supervised Person or others or communicating MNPI to others.

Material Information. Information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Nonpublic Information. Information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, the information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

9.Personal Securities Transactions
The Advisor seeks to ensure that the personal trading of its Access Persons does not conflict with the interests of any Client. The Advisor has adopted these policies and procedures designed to ensure that trading by Access Persons complies with the Advisor’s legal and fiduciary obligations. The purchase or sale of securities by the Advisor or its Access Persons for their accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated for rendering investment advice to Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts.
This Personal Securities Transactions Policy applies to all Access Persons and covers all covered accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account n which the Access Person has a “direct or indirect beneficial interest”. The Advisor must maintain a record of all transactions in Reportable Securities in which an Access Person has a Direct or Indirect Beneficial Interest. The CCO will maintain personal trading records and transactions in AdvisorTrade keeping with the Advisor’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with our Clients, Access Persons are required to disclose all Covered Accounts to the CCO or its delegate.

Unless Access Persons have been granted an exception, the Advisor requires Access Persons to establish and maintain all accounts at a custodian(s) that has a data feed into AdvisorTrade. As the Advisor has access to information from all custodians feeding into AdvisorTrade, quarterly statements do not need to be separately provided for accounts maintained at any such custodian.

Sapient Capital - COE (ver.3.2-2024)

Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 10 below.

The Advisor or its Access Persons may invest in similar securities as are recommended to Clients, as long as such investments do not result in the supervised person’s interest over clients’ interests.

Limited Partnerships, IPOs and Restricted Securities
The Advisor requires pre-approval from the CCO before acquiring direct or indirect beneficial ownership in any initial public offering (IPO) or limited offering. Further, the Advisor requires pre-approval of any trades in a security that is listed on the Advisor’s Restricted List. Granted pre-approval expires after one (1) business day. Notifications and Pre-Approval requests can be submitted via AdvisorTrade.

The following policies must be adhered to for any trades executed in Covered Accounts that are managed outside of the Advisor’s models:
Equity Trading Policy
The Advisor has established the following policies and procedures for trades in equity securities in covered accounts:

•Employee equity trades will be placed through the equity trading desk
•Contact    the    equity    trading    desk    via    email    at    the    Equity    Trading    email    box    – trading@SapientCapital.com.
•Equity trades will be executed upon verbal confirmation.
•Equity trades will be executed either immediately, end of the day, or next day.
oTiming of trade execution on individual client trades or equity model trades.
oOpposite side trades (e.g. client sale and employee buy) may prompt end of day or next day trade.

If an Access Person has an account that does not have a data feed into AdvisorTrade and would like to execute an equity trade, Access Persons are required to email trading@SapientCapital.com, submit a pre- approval request via AdvisorTrade and receive prior written approval from the CCO to execute the noted trade in the Accounts.

Fixed Income Trading Policy
The Advisor has established the following policies and procedures for trades in fixed income securities in covered accounts:

•All fixed income trades will be placed through the fixed income trading desk
oEmail trading with account, amount, settlement date and security – the desk will contact you to verbally confirm details Fixedincome@sapientcapital.com
•Taxable fixed income trades will be executed upon verbal confirmation
•Municipal fixed income trades on matching CUSIPs will be executed at the same price

If an Access Person has an account that does not have a data feed into AdvisorTrade and would like to execute a fixed income trade, Access Persons are required to email Fixedincome@sapientcapital.com, submit a pre-approval request via AdvisorTrade and receive prior written approval from the CCO to execute the noted trade in the Accounts.

Options Trading Policy
Unless written approval from the CCO, the Advisor prohibits its Access Persons from trading in options in Covered Accounts.

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Key Definitions
Direct or Indirect Beneficial Interest. A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.

Reportable Securities. Section 202(a)(18) of the Advisers Act defines Reportable Securities generally as listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:
•Direct obligations of the United States Government;
•Bankers’ Acceptances;
•Bank Certificates of Deposit (“CDs”);
•Commercial Paper;
•Other High-Quality Short-term Debt Instruments, including Repurchase Agreements;
•Shares issued by Money Market Funds;
•Physical certificates (i.e., shares of Disney)
•Open-end Mutual Funds; and
•Unit Investment Trusts (“UITs”).
Covered Accounts. Covered Accounts include ALL brokerage accounts in which the Access Person has a direct or indirect beneficial interest, and where such account(s) have the ability to trade in Reportable Securities (as defined above). Types of accounts may include:
•brokerage accounts that hold or have the ability to purchase Reportable Securities (i.e., equities, derivatives, fixed income products, ETFs, commodities and/or futures); and/or
•all accounts for which an Access Person serves as a trustee and/or is the ultimate beneficial owner, and/or exercises investment discretion over; and/or
•Accounts where an Access Person has given full discretion to a broker to undertake transactions on the Access Person’s behalf, unless the Access Person can demonstrate that they have no control over the trading in the account(s).

10.Required Reports, Certifications, and Disclosures
Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.
Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by all Access Persons no later than thirty (30) days after the end of each calendar year.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than thirty (30) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction;
(3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

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Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) accounts that can hold ONLY open-end mutual funds (a brokerage account that only has mutual funds, but could purchase or sell stocks, bonds and exchange-traded funds (“ETFs”) are “Covered Accounts” and must be reported.)
Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or its delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:
•securities currently on the Restricted List;
•initial public offerings;
•private placements;
•any securities that may be potentially affected by inside information that the Advisor or Access Person may possess;
•market timing;
•front running;
•participating in block trades to the disadvantage of Clients;
•trading activity in contravention to the advice given to Clients.
Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or its delegate within a time period specified by the CCO. Additionally, a member of the Advisor’s Executive Committee, in conjunction with AdvisorAssist, LLC, will be responsible for reviewing the CCO’s personal trading activity and pre-clearing any trades. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the CoE. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall retain documentation of all reviews with the Advisor’s books and records.

Code of Ethics Certification. All Supervised Persons must certify, upon becoming a Supervised Person of the Advisor and annually thereafter, to the CCO that they have read and understood the CoE; that they have complied with all requirements of the CoE and that they have provided the CCO with all transactions required to be reported under the CoE. The CCO will ensure that each Supervised Person has continued access to the current copy of the CoE along with required certifications.
Background Verification. All Supervised Persons must communicate any legal, regulatory, or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Personal Securities Certification. All Access Persons are required to submit copies of quarterly brokerage statements of Covered Accounts that are not actively feeding into AdvisorTrade for compliance review. Each Access Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.
Outside Business Activities Disclosure. All Supervised Persons are required to certify, and disclose, upon becoming a Supervised Person of the Advisor, before undertaking any such activity or investments and annually thereafter, all Outside Business Activities, at the direction of the CCO or its delegate.

11.Reporting Violations
The Advisor requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the CoE. Suspected wrongdoing and violations may include, but are not limited to:
•violation(s) of the Securities Laws;

Sapient Capital - COE (ver.3.2-2024)

•misuse of corporate assets;
•use of material nonpublic information;
•misuse of Client nonpublic information; and/or
•failure to follow any provision outlined in the CoE. Reports of any violations should be made directly to the CCO.
12.Sanctions
In the event of a violation of this CoE, the CCO will impose such sanctions as deemed necessary and appropriate. Sanctions range from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

13.Review of Compliance Reports on the Code of Ethics
The CoE is a dynamic document that is subject to periodic review by the CCO or its delegate(s) as the Advisor's business evolves. The CCO will capture in its records, all issues including, but not limited to, the following:
•a description of issues that have arisen under the CoE since the last reporting period including such items as any violations of the CoE;
•sanctions imposed in response to the violations; and
•changes in the CoE and any recommended changes.

14.Books & Records
Rule 204-2 of the Advisers Act defines requirements for maintaining Books & Records. The CCO or its delegate will maintain all records required, including copies of the CoE, records of violations and sanctions, if applicable, holdings and transactions reports, copies of Supervised Persons certifications, a list of all Access Persons within the last five (5) years, and copies of the annual reports.

15.Exceptions to the Code of Ethics
The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such limitations.

16.Certification of the Code of Ethics

Supervised Persons are required to read and certify their understanding and willingness to comply with the CoE. Certifications are provided online through our compliance support firm AdvisorAssist, LLC. Certifications will be administered by or on behalf of the CCO.

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